SCHEDULE 14A INFORMATION

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WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN DIGITAL LOGO

Dear Shareholder:

      You are cordially invited to attend our Annual Meeting of Shareholders at the Company’s headquarters, 8105 Irvine Center Drive, Irvine, California 92618, on Thursday, November 18, 1999, at 10:00 a.m. Your Board of Directors and management look forward to welcoming you.

      The Company is asking for your vote by proxy FOR the following proposals:

•	Election of the seven directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

•	Authorization for an additional 4,000,000 shares under the Employee Stock Purchase Plan, which is available to all of the Company’s employees worldwide.

•	Ratification of the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending July 1, 2000.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS.

      Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. This year you may vote over the Internet, by phone or by mailing a traditional proxy card. We urge you to promptly mark, sign, date and mail your proxy in the envelope provided, or vote electronically via the Internet or by telephone.

      On behalf of the Board of Directors, thank you for your continued support.

/s/ Charles A. Haggerty
Charles A. Haggerty
Chairman, President and Chief Executive Officer

October 8, 1999

WESTERN DIGITAL LOGO

8105 Irvine Center Drive

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 18, 1999

To the Shareholders of

WESTERN DIGITAL CORPORATION:

      The Annual Meeting of Shareholders of Western Digital Corporation, a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices, 8105 Irvine Center Drive, Irvine, California 92618, on Thursday, November 18, 1999, at 10:00 a.m. for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Shareholders of the Company and until their successors are elected and qualified;

2. To approve an amendment to the Company’s 1993 Employee Stock Purchase Plan to authorize and reserve for issuance an additional 4,000,000 shares of the Company’s Common Stock which may be sold to employees pursuant to the terms of such plan;

3. To ratify the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending July 1, 2000; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on September 22, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

      YOU MAY VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY/ VOTING INSTRUCTION CARD OR BY VOTING ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON ELECTRONIC VOTING. RETURNING YOUR PROXY PROMPTLY WILL ASSIST THE COMPANY IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION. SUBMITTING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

By Order of the Board of Directors:

/s/ Michael A. Cornelius
Michael A. Cornelius
Vice President and Secretary

Irvine, California

October 8, 1999

WESTERN DIGITAL LOGO

8105 Irvine Center Drive

Irvine, California 92618

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 18, 1999

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Western Digital Corporation, a Delaware corporation (the “Company”), for use at the Company’s 1999 Annual Meeting of Shareholders to be held on November 18, 1999, at 10:00 a.m. (the “Meeting”) and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the Company’s principal executive offices at 8105 Irvine Center Drive, Irvine, California 92618. This Proxy Statement and the accompanying form of proxy/voting instruction card will be mailed to shareholders on or about October 8, 1999.

VOTING

      September 22, 1999, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Meeting. On the Record Date, 101,301,769 shares of the Company’s Common Stock were outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the shareholders at the Meeting. The holders of a majority of the shares of Common Stock outstanding on the Record Date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. For the purposes of Proposal 1, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the election of directors. For the purposes of Proposals 2 and 3, abstentions will have the same effect as a negative vote, whereas broker non-votes will have no effect on the outcome of the vote.

      Each proxy/voting instruction card will be voted FOR the following three proposals: (i) election of the seven director nominees named herein, (ii) approval of an amendment to the Company’s 1993 Employee Stock Purchase Plan (the “ESPP” or “Employee Stock Purchase Plan”) to authorize and reserve for issuance an additional 4,000,000 shares of the Company’s Common Stock which may be issued pursuant to the terms of such plan, and (iii) ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending July 1, 2000, except that if a shareholder has submitted a proxy/voting instruction card with different voting instructions, the shares will be voted according to the shareholders direction. Any shareholder has the power to revoke his or her proxy/voting instruction card at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy/voting instruction card bearing a later date. A proxy/voting instruction card will not be voted if the shareholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, as of September 17, 1999, by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all current directors and executive officers as a group:

	Amount and
	Nature of
	Beneficial	Percent of
Beneficial Owner	Ownership	Class(1)

Directors:

James A. Abrahamson(2)	32,125	*

Peter D. Behrendt(2)	53,875	*

I. M. Booth(2)	96,587	*

Irwin Federman(2)	80,625	*

Andre R. Horn(2)	58,450	*

Anne O. Krueger(2)	34,857	*

Thomas E. Pardun(2)	48,750	*

Named Executive Officers:

Charles A. Haggerty(3)	1,428,673	1.4

Matthew E. Massengill(3)	143,722	*

Russell R. Stern(3)	151,183	*

Duston M. Williams(3)	179,200	*

David W. Schafer(3)(4)	138,188	*

All Directors and Executive Officers as a group (17 persons)(5)	2,446,235	2.4

*	Represents less than 1% of the Company’s outstanding stock.

(1)	Applicable percentage of ownership is based on 101,301,769 shares of Common Stock outstanding as of September 17, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares indicated. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 17, 1999, are deemed outstanding for computing the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes shares of Common Stock which may be acquired within 60 days after September 17, 1999, through the exercise of stock options as follows: Mr. Abrahamson (27,125), Mr. Behrendt (51,125), Mr. Booth (48,125), Mr. Federman (23,625), Mr. Horn (32,500), Dr. Krueger (13,125) and Mr. Pardun (43,750). Does not include shares representing deferred stock units credited to accounts in the Company’s Deferred Compensation Plan as of September 17, 1999, as to which they currently have no voting or investment power, as follows: Mr. Abrahamson (955), Mr. Behrendt (954), Mr. Federman (1,710), Dr. Krueger (1,710) and Mr. Pardun (954).

(3)	Includes shares of Common Stock which may be acquired by Mr. Haggerty (1,087,219), Mr. Massengill (134,161), Mr. Stern (132,705), Mr. Williams (154,677) and Mr. Schafer (121,073), within 60 days after September 17, 1999, through the exercise of stock options, and includes shares allocated to their accounts under the Company’s Retirement Savings and Profit Sharing Plan as of August 28, 1999, the latest date for which information is reasonably available as follows: Mr. Haggerty (14,060), Mr. Massengill (3,427), Mr. Stern (9,588), Mr. Williams (12,114) and Mr. Schafer (0). Mr. Haggerty is also a director.

(4)	Mr. Schafer resigned from his position as Senior Vice President, Worldwide Sales, on July 29, 1999.

(5)	Includes 2,066,028 shares of Common Stock which may be acquired within 60 days after September 17, 1999, through the exercise of stock options and 73,478 shares allocated to the respective accounts of such individuals under the Company’s Retirement Savings and Profit Sharing Plan as of August 28, 1999, the latest date for which information is reasonably available.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s directors are elected at each Annual Meeting of Shareholders. Currently, the authorized number of directors of the Company is eight. Mr. Irwin Federman has indicated that he will not stand for re-election. His term will expire immediately prior to the Meeting, at which time the Board intends to adopt a resolution to reduce the size of the Board of Directors from eight to seven. Accordingly, the Board of Directors will consist of seven directors at and following the Meeting, and only seven nominees have been nominated. At the Meeting, seven directors will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Meeting up to the number of authorized directors will be elected.

Nominees for Election

      The nominees for election as directors set forth below are all incumbent directors. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy/voting instruction card, it is intended that each proxy/voting instruction card will be voted FOR such nominees. In the event that, before the Meeting, any of the nominees for director should become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Company’s existing Board of Directors, unless other directions are given in the proxies. To the Company’s knowledge, all the nominees will be available to serve.

      The following biographical information is furnished with respect to each of the seven nominees:

      Charles A. Haggerty, 58, has been a director of the Company since 1993. He joined the Company as President in June 1992 and assumed the additional positions of Chairman and Chief Executive Officer on June 30, 1993. Mr. Haggerty is also a director of Pentair, Inc., Beckman Instruments, Inc., and Sync Research, Inc. Mr. Haggerty has indicated he intends to retire from the Company before the end of the Company’s current fiscal year.

      I.M. Booth, 67, has been a director of the Company since 1985. He retired in 1996 after having served as Chairman, President and Chief Executive Officer of Polaroid Corporation from June 1991 to March 1996. He is also a director of John Hancock Mutual Life Insurance Company and State Street Bank & Trust.

      Andre R. Horn, 71, has been a director of the Company since 1985. He retired in 1991 after having served as Chairman of Needham & Company, Inc., an investment banking firm, from 1985 to March 1991. He was formerly Chairman of the Board of Joy Manufacturing Company, a maker of heavy machinery. He serves as a director of Varco International, Inc., and Remec.

      Dr. Anne O. Krueger, 65, has been a director of the Company since 1989. She has been Professor of Economics, Stanford University, since July 1993. From January 1987 until that time, she served as Arts and Sciences Professor of Economics in the Department of Economics at Duke University. She is also a director of Nordson Corporation.

      Thomas E. Pardun, 56, has been a director of the Company since 1993. He has been President of MediaOne™ International, Asia-Pacific, a subsidiary of MediaOne Group, Inc., a diversified communications company, since May 1996. From April 1993 until that time, he served as President and Chief Executive Officer of US WEST Multimedia Communications Group. From May 1988 until April 1993, Mr. Pardun served in key executive positions with US WEST Communications, Inc., as Vice President, Marketing and Planning and as Vice President and General Manager, Business and Government Services. He is also a director of Exabyte Corporation.

       James A. Abrahamson, 66, has been a director of the Company since 1994. He has been Chairman and Chief Executive Officer of International Air Safety, L.L.C., an investment and operating company providing air traffic control products and services, since August 1995 and Stratcom International, L.L.C., developing stratospheric airships for telecommunications, since October 1997. From October 1992 until June 1995, he served as Chairman of the Board of Oracle Corporation, an information management software and services company. He is also a director of Stratesec Incorporated. He served in the United States Air Force for 32 years, retiring in 1989 as Lt. General.

      Peter D. Behrendt, 60, has been a director of the Company since 1994. He was Chairman of Exabyte Corporation, a manufacturer of computer tape storage products from January 1992 to January 1998, and was President and Chief Executive Officer from July 1990 to January 1997. He is also a director of Infocus Corporation, Exabyte Corporation and other private corporations.

Committees and Meetings

      The Board of Directors has standing Executive, Audit, Compensation, and Nominating Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting of Shareholders. The current membership of each committee is as follows, with the chairman listed first:

Executive	Audit	Compensation	Nominating
Committee	Committee	Committee	Committee

Charles A. Haggerty	Andre R. Horn	Irwin Federman	I. M. Booth
Irwin Federman	Anne O. Krueger	James A. Abrahamson	Irwin Federman
Andre R. Horn	Thomas E. Pardun	Peter D. Behrendt	Charles A. Haggerty
Anne O. Krueger	I. M. Booth (Alternate )	I. M. Booth

      Executive Committee. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board (except those powers expressly reserved by applicable law to the Board) in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board.

      Audit Committee. The Audit Committee reviews and approves the scope of the annual audit performed by the Company’s independent auditors, meets with the Company’s independent auditors to review the results of the annual audit, recommends to the Board engagement or retention of the Company’s independent auditors, and is primarily responsible for reviewing and evaluating the Company’s accounting principles and its internal accounting controls. The Audit Committee directs and reviews special investigations, receives periodic reports on legal and tax matters, reviews the Company’s legal compliance policies and practices, and reports to the Board as appropriate concerning these reviews, investigations, and reports.

      Compensation Committee. The Compensation Committee is responsible for approving and reporting to the Board on all elements of compensation for executive officers. The Compensation Committee also reviews and approves various other Company compensation policies and matters and administers the Company’s Employee Stock Option Plan, Employee Stock Purchase Plan and Deferred Compensation Plan.

      Nominating Committee. The Nominating Committee reviews and makes recommendations to the Board regarding nominees for director and committee assignments. The Nominating Committee will consider nominees recommended by shareholders for election at the Company’s 2000 Annual Meeting of Shareholders, so long as such proposal is received by the Secretary of the Company at the Company’s principal executive offices no later than Monday, June 12, 2000.

      During fiscal year 1999, there were seven meetings of the Board, two meetings of the Executive Committee, five meetings of the Audit Committee, six meetings of the Compensation Committee and two meetings of the Nominating Committee. Each of the current directors attended 75% or more of the total number of meetings of the Board and the meetings of the committees of the Board on which he or she served during such period.

Director Compensation

      Director Fees. Non-employee directors receive an annual retainer of $25,000, plus compensation of $2,500 for each session (day or consecutive days) during which they attend a Board meeting or meeting of a committee of the Board, $500 for each meeting held by telephone conference, and reimbursement of travel expenses. In addition, the chairman of each committee of the Board receives an annual retainer of $2,500. Mr. Haggerty, who is an employee of the Company, does not receive any compensation for his services as a director or committee chairman.

      Non-Employee Directors Stock-for-Fees Plans. Under the Company’s Non-Employee Directors Stock-for-Fees Plan (the “Stock-for-Fees Plan”), one-half of the annual retainer fee payable to each non-employee director is paid in the form of shares of the Company’s Common Stock rather than cash. Each non-employee director may elect to receive shares in lieu of any or all of the (i) remaining half of the annual retainer fee otherwise payable to him or her in cash for that calendar year, and/or (ii) meeting attendance fees otherwise payable to him or her in cash for that calendar year. At the time of the election for a particular calendar year, a non-employee director may also elect to defer the receipt of any cash or stock annual retainer or meeting fees to be paid during the calendar year. The deferral will not change the form (cash or shares) in which the fee is to be paid at the end of the deferral period. The Company pays a 15% premium in the form of Common Stock to each non-employee director who elects to defer annual retainer or meeting fees to be received in Common Stock. The number of shares of Common Stock payable is determined by dividing the amount of the cash fee the director would have received by the fair market value of the Common Stock on the date the cash fee would have been paid. Shares issued under the Stock-for-Fees Plan were: (i) 1,660 plus the 6,283 deferred stock units reported below under Deferred Compensation Plan in fiscal year 1999, (ii) 1,448 plus 8,789 deferred stock units in fiscal year 1998, and (iii) 792 plus 5,274 deferred stock units in fiscal year 1997.

      The maximum aggregate number of shares of Common Stock that may be issued under the Stock-for-Fees Plan is 400,000 shares, subject to antidilution adjustments. The Stock-for-Fees Plan will terminate on December 31, 2002, unless it is terminated by earlier action of the Board of Directors. The Board has the power to suspend, discontinue or amend the Stock-for-Fees Plan at any time, subject to shareholder approval, if required under any law or regulation.

      Deferred Compensation Plan. Under the Company’s Deferred Compensation Plan, all directors and employees selected for participation by the Compensation Committee are permitted to defer payment of compensation by the Company. Non-employee directors who elect to participate are permitted to defer between a minimum of $2,000 per calendar year and a maximum of 100% of their compensation in cash or deferred stock units payable under the Stock-for-Fees Plan. The deferred stock units carry no voting or investment power. Interest on the deferred cash balances accrues at a rate determined prior to the beginning of each calendar year based upon results of the preceding year, except that beginning in 1998, investment options other than a fixed interest rate were available to participants. The interest rate for calendar years 1999, 1998 and 1997 was 7.4%.

      Pursuant to the terms of the Deferred Compensation Plan, non-employee directors deferred compensation in the last three fiscal years was as follows:

	1999				1997	1997
	Deferred	1999 Cash	1998 Deferred	1998 Cash	Deferred	Cash
Director	Stock Units	Deferred	Stock Units	Deferred	Stock Units	Deferred

James A. Abrahamson	955	$0	835	$0	454	$0

Peter D. Behrendt	954	0	1,120	0	1,182	6,000

Irwin Federman	1,710	20,000	2,546	0	1,274	6,000

Anne O. Krueger	1,710	0	2,332	0	1,182	0

Thomas E. Pardun	954	28,000	1,956	7,500	1,182	4,000

      Stock Option Plan for Non-Employee Directors. The Company has an Amended and Restated Stock Option Plan for Non-Employee Directors (the “Director Plan”) under which options to purchase shares of the Company’s Common Stock are granted to the Company’s non-employee directors. Pursuant to the Director Plan, non-employee directors are automatically granted options to purchase 30,000 shares of Common Stock (subject to antidilution provisions) upon initial election or appointment to the Board at an exercise price per share equal to the fair market value of the Common Stock on the date of such initial election or appointment (“Initial Options”). Thereafter, immediately following each annual meeting of shareholders of the Company after a non-employee director joins the Board, if he or she has served as a director since his or her election or appointment and has been re-elected as a director at such annual meeting, such non-employee director will automatically receive another option to purchase 7,500 shares of Common Stock at an exercise price per share equal to the fair market value of Common Stock on the date of grant (“Additional Options”).

      Both Initial Options and Additional Options vest over a period of four years, with 25% vesting on the first anniversary of the grant date and 6.25% vesting at the end of each quarter thereafter. Initial Options and Additional Options vest only if the optionee has remained a director for the entire period from the grant date to the vesting date. The maximum aggregate number of shares that may be issued upon exercises of options granted under the Director Plan is 1,600,000, subject to antidilution adjustments.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee, which is composed entirely of outside, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for executive officers. The Committee also reviews and approves various other Company compensation policies and matters and administers the Company’s Employee Stock Option Plan, 1993 Employee Stock Purchase Plan and Deferred Compensation Plan.

      The Committee has furnished the following report on executive compensation. This report is being included pursuant to the Securities Exchange Commission (“SEC”) rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s policies for fiscal year 1999 as they affected the Company’s Chief Executive Officer and its other executive officers, including the named executive officers in this Proxy Statement. This report shall not be deemed “soliciting material” or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Securities and Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

Compensation Philosophy

      The Company’s executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company’s shareholders. To support this philosophy, a significant portion of each executive’s compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company’s shareholders from both the short-term and long-term perspectives. The Company’s compensation policies and programs are designed to:

•	Attract, develop, reward and retain highly qualified and productive individuals;

•	Motivate executives to improve the overall performance and profitability of the Company, as well as the business group for which each is responsible, and reward executives only when specific measurable results have been achieved;

•	Encourage accountability by adjusting salaries and incentive awards based on each executive’s individual performance, potential and contribution;

•	Tie incentive awards to the performance of the Company’s Common Stock to further reinforce the linkage between the interests of the shareholders and the executives; and

•	Ensure compensation levels that are both externally competitive and internally equitable.

      In furtherance of these goals, the Company’s executive compensation policies, plans and programs consist of base salary, annual incentive compensation, stock option grants, long-term retention awards, a deferred compensation plan, life insurance and other benefits.

      The Committee considers all elements of compensation and the Company’s compensation philosophy when determining individual components of pay. The Committee does not follow any principles in a mechanical fashion; rather, the members use their experience and judgment in determining the mix of compensation for each individual. In addition to the experience and knowledge of the Committee and the Company’s Human Resources staff, the Committee utilizes the services of independent human resources consultants who provide competitive data from independent survey sources of peer companies in competition for similar management talent. The surveys include data from direct competitors of the Company and from other companies in the high-technology industry with similar size and performance characteristics. Most of the companies included in these surveys are also included in the Hambrecht & Quist Computer Hardware Index (see “Performance Graph”).

      While there is no specific formula that is used to set pay in relation to this market data, executive officer base salary and individual bonus target amounts are generally set at the median total cash compensation level for comparable jobs in the marketplace. However, when the Company’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the Company’s performance-based compensation program may lead to total cash compensation levels which are higher than the median levels for comparable jobs. The Committee also reviews the compensation levels of the executive officers for internal consistency.

      The Company intends to provide a total compensation opportunity for executive officers that is above average, but with an above average amount of the total compensation opportunity at risk and dependent upon Company performance. In all cases, the Committee considers the total potential compensation payable to each of the executive officers when establishing or adjusting any element of his or her compensation package.

Executive Compensation Components

      The Company’s executive compensation package consists primarily of the following components:

      Base Salary. Executive base salaries are reviewed annually, and base salary levels are generally targeted at or below the median of competitive data. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as the competitive environment, the executive’s experience level and scope of responsibility, current performance, future potential and the overall contribution of the executive. The Committee exercises its judgment based on all the factors described above in making its decisions. No specific formula is applied to determine the weight of each criterion.

      In July 1998, considering the Company’s financial performance and condition, the Committee determined there would be no annual increases in base salaries for executive officers, including the named executive officers, and other senior executives. Instead, the Committee granted to those executives stock options under the Company’s Employee Stock Option Plan. These options vest over a two year period, with 25% of the shares vesting after one year and 75% of the shares vesting after two years. Base salaries of some named executive officers were subsequently increased as a result of increases in their operational responsibilities.

      Annual Incentive Awards. The Management Incentive Plan (“MIP”) formally links cash bonuses for executive officers and other participating employees to the Company’s operating performance. The MIP is annually reviewed and approved early in the fiscal year by the Committee and the Board of Directors. For fiscal year 1999, the MIP was weighted towards operating results at the corporate and business unit level and on key operational measures that directly relate to the customer’s perception of quality as measured by customer report cards. The Committee also established a minimum operating results level for the Company below which no payouts would be made to the participants in the MIP.

      The Committee establishes predetermined target awards for the participants on an annual basis, and actual performance determines the percentage used to calculate the award at the end of the year, with the size of the award varying between 0% and 200% of the target award. The Committee sets the annual incentive opportunity for each executive officer in relation to his or her base salary. For the 1999 MIP, the Committee established the incentive opportunities for the executive officers and other participants at one-half of their indicated targets. To compensate for the decrease in cash incentive opportunity under the MIP, the Committee granted to the participants additional stock options under the Company’s Employee Stock Option Plan. These options vest in seven years, or earlier if the market value of the Company’s Common Stock exceeds specified levels as measured in June of each year. Because the Company did not achieve the minimum operating results level under the 1999 MIP, no cash awards to executive officers or other participants were made under the plan. Also, the market value of the Company’s Common Stock did not exceed the specified level required for early vesting in June 1999, and therefore none of the stock options vested.

      In March 1999, the Committee reviewed the status of the 1999 MIP. Based on the Company’s projected operating results for the full fiscal year 1999, the Committee determined that the Company would not achieve the minimum operating results under the 1999 MIP, and therefore no bonuses would be paid. Concerned about the loss of the incentive of the MIP for the balance of the fiscal year and the corresponding potential loss of key executives of the Company, the Committee adopted a bridge MIP covering the last quarter of fiscal year 1999 and the first quarter of fiscal year 2000. The bridge MIP extended the operating objectives of the 1999 MIP through the first quarter of fiscal year 2000 and established a new minimum operating result level for the two fiscal quarters covered by the bridge MIP. Based on the Company’s expected operating results for the first quarter of fiscal year 2000, no bonuses will be paid under the bridge MIP.

      Stock Options. The Committee views the grant of stock options to be a key long-term incentive reward program. Executive officers, as well as other employees, are eligible to receive periodic grants of incentive stock options and non-qualified stock options pursuant to the Company’s Employee Stock Option Plan. Stock options are granted with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Vesting periods for the options are utilized to encourage retention of executive officers and reward long-term commitment to the Company. The Employee Stock Option Plan prohibits the repricing of options. The Committee believes that, because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company’s shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company’s long-term growth and profitability. However, because of the decrease in the market value of the Company’s Common Stock over the past two years, the retention value of the outstanding stock options has decreased significantly.

      While all executives are eligible to receive stock options, the award of any stock option grant, as well as the size of the grant each executive receives, is determined by the Committee. The Committee reviews with the Vice President of Human Resources and the Chief Executive Officer (except in the case of his own stock option grants) and approves individual stock option grants for each of the Company’s executive officers, including the named executive officers. The amount of each executive’s stock option grant is determined by the Committee based upon the executive’s individual performance, the executive’s current compensation package, comparable company and competitive company practices, and the Committee’s appraisal of the executive’s anticipated long-term future contribution to the Company. The stock options granted to the named executive officers in fiscal year 1999 are set forth in the Summary Compensation and Option Grants tables.

      Long-Term Retention Awards. The Committee believes that long-term incentives should be related to improvement in long-term shareholder value, thereby creating a mutuality of interest with the Company’s shareholders. In fiscal year 1996, the Company adopted an executive retention program through which the Company grants cash awards to key employees whose retention is deemed critical to the Company’s future success. The purpose of the program is to retain participants by providing a significant incremental opportunity for capital accumulation and to focus participants on increasing the value of the Company’s Common Stock. The awards granted prior to July 1998 were granted in an initial base amount which fluctuated up or down according to a formula based on the average price of the Company’s Common Stock over the preceding twelve months. These awards generally vest and are paid over a four-year period as follows: 10% at the end of the second year, 25% at the end of the third year and 65% at the end of the fourth year. As of July 1, 1998, by agreement with the participants, any portion of the participants’ existing awards which was unvested was fixed at an amount based on the closing price of the Company’s Common Stock on July 1, 1998. As consideration for giving up the right to future possible appreciation resulting from an increase in the value of the Company’s Common Stock, and to continue the mutuality of interest with the Company’s shareholders, the participants received additional stock option grants. Commencing in July 1998, awards under the executive retention program consist of a cash award and a stock option grant. The awards (cash and stock options) vest in accordance with schedules designed to maximize the retention value of the awards to the executives receiving the awards.

      Benefits. Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executives are largely those that are offered to the general employee population, with some variation, primarily with respect to the availability of split-dollar life insurance and expanded medical benefits for the executive officers. The Committee believes that the compensation paid or payable pursuant to the non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to regular employees generally is competitive with the benefit packages offered by comparable employers. From time to time, the Company’s Human Resources Department obtains data to ensure that such benefit plans and programs remain competitive and reports its findings to the Committee.

Chief Executive Officer Compensation

      Mr. Haggerty has been Chairman, President and Chief Executive Officer of the Company since 1993. He does not have an employment contract. His compensation package has been designed to encourage both short-term and long-term performance of the Company as well as align his interests with the interests of the shareholders. The majority of his compensation, including stock options, annual incentive bonuses and long-term retention awards, is at-risk. The process of establishing the compensation for the Chief Executive Officer and the criteria examined by the Committee parallels the process and criteria used in establishing compensation levels for the other executive officers. The Company’s overall performance and Mr. Haggerty’s individual performance are critical factors in the Committee’s determination.

      Mr. Haggerty’s base salary was not increased in fiscal year 1999, remaining at $750,000. The annual incentive award paid to Mr. Haggerty for fiscal year 1999 was zero. During fiscal year 1999 he received stock option grants under the Employee Stock Option Plan totaling 329,218 shares. In July 1998 he was granted an option covering 76,500 shares in connection with relinquishing his right to possible future appreciation of his award under the executive retention plan, as discussed above under the heading “Long-Term Retention Awards.” These options vest over a four-year period. In August 1998, he was granted an option covering 27,718 shares, in accordance with the Committee’s decision to reduce the cash award targets under the 1999 MIP by one-half and to grant stock options to MIP participants. Vesting of these options is accelerated if the market value of the Company’s Common Stock exceeds specified levels. In September 1998 he was granted an option covering 150,000 shares, with 25% of the shares vesting after one year and 75% vesting after two years. In November 1998, he was granted an option covering 75,000 shares, with 25% of the shares vesting after one year and 75% vesting after two years. The Committee’s decisions regarding Mr. Haggerty’s stock option grants were based on its subjective assessment of his contribution to the performance of the Company, the importance of his leadership to the Company’s plans for regaining leadership in the hard disk drive market, his ability to enhance value for the Company’s shareholders and improve the Company’s competitive position and financial performance, his effectiveness in creating and maintaining a culture of quality, integrity and high performance at the Company, and its expectations for his future contributions in leading the Company.

Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s Chief Executive Officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. It is the Committee’s intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for federal income tax purposes. The Employee Stock Option Plan has been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plan should not be subject to these deductibility limitations. Bonuses under the Company’s MIP and cash awards under the executive retention program do not satisfy all the requirements of Section 162(m), but the Committee has determined that these plans are in the best interests of the Company and its shareholders since the plans permit the Company to recognize an executive officer’s contribution as appropriate.

COMPENSATION COMMITTEE

Irwin Federman, Chairman
James A. Abrahamson
Peter D. Behrendt
I. M. Booth

Summary Compensation Table

      The following table sets forth the compensation paid to the Company’s Chief Executive Officer and the four other most highly paid executive officers during fiscal year 1999 (collectively, the “Named Executive Officers”). The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

				Long-Term Compensation

				Awards	Payouts
	Annual
	Compensation			Securities
				Underlying	LTIP	All Other
		Salary	Bonus*	Options/SARs**	Payout	Compensation***
Name and Principal Position	Year	($)	($)	(#)	($)	($)

Charles A. Haggerty	1999	750,000	0	329,218	764,000	34,821
Chairman, President &	1998	746,154	0	375,000	309,251	143,426
Chief Executive Officer	1997	694,486	791,000	300,000	0	60,087

Matthew E. Massengill	1999	331,923	0	281,548	193,000	168,534
Co-Chief Operating Officer	1998	303,462	0	48,700	169,351	20,561
	1997	283,077	266,000	36,000	0	30,079

Russell R. Stern(1)	1999	265,577	0	192,066	570,000	52,171
Co-Chief Operating Officer

Duston M. Williams	1999	299,231	0	267,696	254,000	21,540
Senior Vice President,	1998	286,154	0	55,000	50,485	16,470
Chief Financial Officer	1997	240,000	207,125	0	0	45,861

David W. Schafer(2)	1999	275,000	38,653	87,072	54,000	56,821
Senior Vice President,	1998	273,077	0	48,000	0	31,599
Worldwide Sales	1997	248,462	245,792	34,000	0	161,280

*	The amounts shown in this column include bonuses paid under the Management Incentive Plan after profit sharing contributions to the Company’s Retirement Savings and Profit Sharing Plan, a 401(k) and profit sharing plan. They do not include grants under the Company’s Long-Term Retention Plan, as disclosed below under the caption “Long-Term Incentive Plan — Awards in Last Fiscal Year.”

**	The Company does not grant Stock Appreciation Rights.

***	The amounts disclosed in this column for fiscal year 1999 include:

(a)	the Company’s matching contributions to the Retirement Savings and Profit Sharing Plan on behalf of Mr. Haggerty ($6,199), Mr. Massengill ($5,589), Mr. Stern ($5,487), Mr. Williams ($4,574), and Mr. Schafer ($5,825);

(b)	relocation expenses for Mr. Massengill ($153,876) in connection with his relocation from Irvine, California to Rochester, Minnesota, and relocation back to Irvine, and relocation expenses for Mr. Stern ($24,085) in connection with his relocation from Singapore to Irvine, California;

(c)	imputed income for term life insurance on behalf of Mr. Haggerty ($8,550), Mr. Massengill ($1,248), Mr. Stern ($1,938), Mr. Williams ($1,729), and Mr. Schafer ($3,306);

(d)	the estimated value of Company-paid, split-dollar life insurance premiums, as follows: Mr. Haggerty ($20,072), Mr. Massengill ($7,820), Mr. Stern ($20,661), Mr. Williams ($15,237), and Mr. Schafer ($40,286). Pursuant to the Internal Revenue Code of 1986, as amended, the taxable compensation to the Named Executive Officers for the split-dollar life insurance ranged from a high of $1,896 to a low of $109 during fiscal year 1999; and

(e)	payment of accrued vacation pay of $7,404 to Mr. Schafer.

(1)	Information for Mr. Stern is provided for 1999 only, the year during which Mr. Stern first served as an executive officer of the Company.

(2)	Mr. Schafer resigned from his position as Senior Vice President, Worldwide Sales on July 29, 1999.

Option/SAR Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal year 1999.

						Potential Realizable
	Individual Grants*					Value
						at Assumed Annual
	Number of		% of Total			Rates of
	Securities		Options/SARs			Stock Price
	Underlying		Granted to	Exercise		Appreciation
	Options/SARs		Employees	or Base		for Option Term**
	Granted		in Fiscal	Price	Expiration
Name	(#)		Year	($/sh)	Date	5%($)	10%($)

Charles A. Haggerty	76,500	(1)	0.8	11.6875	07/01/08	562,291	1,424,955
	27,718	(2)	0.3	12.2500	08/06/08	213,538	541,148
	150,000	(3)	1.7	10.2500	09/09/08	966,925	2,450,379
	75,000	(3)	0.8	12.8750	11/17/08	607,276	1,538,958

Matthew E. Massengill	19,400	(1)	0.2	11.6875	07/01/08	142,594	361,361
	20,000	(3)	0.2	11.6875	08/11/08	147,004	372,537
	6,784	(2)	0.7	12.2500	08/06/08	52,264	132,446
	10,000	(1)	0.1	10.2500	09/09/08	64,462	163,359
	85,400	(6)	0.9	10.2500	09/09/08	550,503	1,395,082
	40,000	(1)	0.4	12.8750	11/17/08	323,881	820,777
	100,000	(5)	1.1	6.5000	06/17/09	408,782	1,035,933

Russell R. Stern	37,100	(1)	0.4	11.6875	07/01/08	272,693	691,057
	7,500	(3)	0.8	11.6875	08/11/08	55,127	139,701
	7,066	(2)	0.8	12.2500	08/06/08	54,436	137,952
	10,000	(1)	0.1	12.5625	07/15/08	79,005	200,214
	40,400	(4)	0.4	13.6250	11/05/08	346,175	877,276
	40,000	(1)	0.4	12.8750	11/17/08	323,881	820,777
	50,000	(5)	0.6	6.5000	06/17/09	204,391	517,966

Duston M. Williams	57,400	(1)	0.6	11.6875	07/01/08	421,902	1,069,182
	8,000	(3)	0.1	11.6875	08/11/08	58,802	149,015
	8,196	(2)	0.1	12.2500	08/06/08	63,142	160,013
	44,100	(7)	0.5	13.6250	11/05/08	377,879	957,620
	50,000	(1)	0.6	12.8750	11/17/08	404,851	1,025,972
	100,000	(5)	1.1	6.5000	06/17/09	408,782	1,035,933

David W. Schafer	18,900	(1)	0.2	11.6875	07/01/08	138,919	352,048
	5,000	(3)	0.1	11.6875	08/11/08	36,751	93,134
	7,772	(2)	0.9	12.2500	08/06/08	59,875	151,735
	35,000	(1)	0.4	12.8750	11/17/08	283,396	718,180
	20,400	(4)	0.2	13.5000	01/27/09	173,198	438,917

*	All options were granted under the Employee Stock Option Plan and were granted at fair market value on date of grant. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The Employee Stock Option Plan is administered by the Compensation Committee, which has broad discretion and authority to construe and interpret the plan. The Company does not grant Stock Appreciation Rights.

**	Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Company’s Common Stock.

(1)	Options become exercisable 25% after one year and an additional 6.25% at end of each three-month period thereafter, fully vesting in four years.

(2)	Options become exercisable at the end of seven years; however, vesting may occur earlier if the price of the Company’s Common Stock reaches certain escalating target prices before certain annual dates over a five-year period.

(3)	Options become exercisable 25% after one year and the remaining 75% after two years.

(4)	Options become exercisable 10% after two years, 20% after three years, 30% after four years and the remaining 40% after five years.

(5)	Options become exercisable 25% on December 17, 1999, 25% on February 1, 2000, 25% on July 1, 2000 and the remaining 25% on December 1, 2000.

(6)	Options become exercisable 5% after two years, 15% after three years, 30% after four years and the remaining 50% after five years.

(7)	Options become exercisable 10% after two years, 25% after three years and the remaining 65% after four years.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      The following table sets forth the number of shares acquired upon exercise of stock options and the aggregate gains realized upon exercise in fiscal year 1999 by the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on July 3, 1999, and the aggregate gains that would have been realized had these options been exercised on July 3, 1999, even though these options were not exercised, and the unexercisable options could not have been exercised, July 3, 1999.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs**		Options/SARs**
	Shares Acquired		At Fiscal Year End(#)		At Fiscal Year End($)***
	on	Value*
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles A. Haggerty	27,782	208,395	951,281	585,529	261,840	0

Matthew E. Massengill	0	0	117,959	328,883	19,634	0

Russell R. Stern	0	0	120,444	187,288	0	0

Duston M. Williams	0	0	140,404	302,466	3,900	0

David W. Schafer	0	0	110,186	118,094	22,530	0

*	This value is based on the market value on the date of exercise of shares covered by the options exercised, less the option exercise price.

**	The Company does not grant Stock Appreciation Rights.

***	These amounts represent the difference between the exercise price of in-the-money options and the market price of the Company’s Common Stock on July 2, 1999. The closing price of the Common Stock on that day on the New York Stock Exchange was $6.375. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Long-Term Incentive Plan — Awards in Last Fiscal Year

      The following table sets forth information regarding awards made under the Long-Term Retention Plan to the Named Executive Officers in fiscal year 1999.

		Performance or Other
		Period Until	Estimated Future Payouts
	Number of Shares,	Maturation	Under Non-Stock
Name	Units or Other Rights	or Payout*	Price-Based Plans($)

Charles A. Haggerty	0	N/A	0

Matthew E. Massengill	0	2 Years	875,000	(1)

Russell R. Stern	0	3 Years	550,000	(2)

Duston M. Williams	0	1 Year	600,000	(3)

David W. Schafer	0	5 Years	275,000	(4)

*	Awards are subject to forfeiture in the event of termination of employment.

(1)	Award vests 54.3% on July 1, 2000 and 45.7% on November 27, 2000.

(2)	Award vests 36.4% on July 1, 2000, 36.4% on November 27, 2000 and 27.2% on September 1, 2001.

(3)	Award vests 100% at the end of calendar 1999.

(4)	Award vests 10% after two years, 20% after three years, 30% after four years and 40% after five years.

Change-in-Control Arrangements and Separation and Consulting Agreement

      Effective January 18, 1990, the Board of Directors of the Company adopted an Extended Severance Plan pursuant to which eligible employees of the Company may receive severance benefits in the event of termination of employment under certain circumstances involving a change of control of the Company. For this purpose, a change of control is defined generally as the acquisition by any person of beneficial ownership of 33 1/3% or more of the voting stock of the Company, certain mergers or other business combinations involving the Company, sale of substantially all the assets of the Company, liquidation of the Company or change in a majority of the incumbent members of the Board (except for changes in Board composition approved by a majority of incumbent directors). Subject to certain terms and conditions set forth in the Extended Severance Plan, the extended severance benefits become payable in the event that, within two years following a change of control, an eligible employee is terminated by the Company without cause, or resigns following a reduction in such employee’s compensation or responsibility level.

      In such event, the eligible employee is entitled to receive a lump-sum cash payment equal to the present value of a multiple of such employee’s monthly compensation (salary plus average bonus or commissions, as applicable). The multiple applied to such monthly compensation is equal to the number of months in the severance period (as described below for officers and other participants) and number of months employed prior to termination. The severance period for officers of the Company is equal to twelve months plus one additional month for each full two-month period of service in excess of one year up to a maximum severance period of thirty-six months. Other participants are entitled to a severance period ranging from two months to twenty-four months depending on employment level and length of service. If any part of the amount payable under the Extended Severance Plan to any employee is determined by the Company’s accountants to be nondeductible by the Company under Section 280G of the Internal Revenue Code, the payment will be subject to reduction to the minimum extent necessary to make the entire payment deductible; provided, however, that amounts payable under the Extended Severance Plan to elected officers will not be so reduced unless the amount of the reduction is less than the lesser of (i) $100,000 or (ii) 10% of the total amount (before any reduction) payable under the Extended Severance Plan. An employee entitled to receive such a severance payment will also be entitled to continued coverage under the Company’s benefit programs for the period of time described above.

      All domestic employees with an average of at least twenty hours per week of service, and such key foreign employees as are designated as participants by the Compensation Committee of the Board, are covered by the Extended Severance Plan. The Extended Severance Plan terminates on January 17, 2000, unless it is earlier terminated or extended by the Board, subject to certain conditions set forth in the Extended Severance Plan.

      The Company has announced that Mr. Haggerty intends to retire from the Company by the end of June 2000. In connection with Mr. Haggerty’s proposed retirement, the Company expects to enter into a Separation and Consulting Agreement (“Agreement”) with Mr. Haggerty under which he will resign his position as President, Chairman and Chief Executive Officer of the Company on June 30, 2000 or such earlier time as the Board determines. He will be paid his current base salary through June 2000 and will be eligible for a bonus under the Company’s fiscal year 2000 MIP. In addition, the Company will retain Mr. Haggerty as a consultant to the Company for a period of five years commencing July 2000. As compensation for his consulting services, Mr. Haggerty will receive the sum of $750,000 on the effective date of the Agreement and the sum of $750,000 on June 30, 2000. In addition, the Company will assign to Mr. Haggerty the split-dollar life insurance policies that the Company holds in his name, on which the Company has paid premiums of approximately $500,000, and will provide certain medical and other benefits during the consulting period. Also, Mr. Haggerty currently holds options to purchase 1,536,810 shares of the Company’s Common Stock at prices ranging from $2.625 to $34.1875 per share. At retirement, the vesting periods on these options will be accelerated, and, so long as Mr. Haggerty is in compliance with his obligations under the Agreement, the options will remain in effect until their expiration dates, which range from March 2003 to November 2008. During the five year consulting period Mr. Haggerty will agree: to provide consulting services to the Company of up to 75 hours per fiscal quarter; to serve as Chairman of the Board and/or a director of the Company’s subsidiaries Connex, Inc. and SageTree, Inc. so long as the Board directs; and to not provide services to any business or engage in any business which is a competitor of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee currently consists of Messrs. Federman, Abrahamson, Behrendt and Booth. No current member of the Compensation Committee is a current or former officer or employee of the Company. There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and Board members who serve as executive officers or board members of such other entities.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return of the Company’s Common Stock with the cumulative total return of the S&P 500 Index and the Hambrecht & Quist Computer Hardware Index for the five years ended July 3, 1999. The graph assumes that $100 was invested on June 30, 1994, in the Common Stock and each index and that all dividends were reinvested. The Company declared a two-for-one stock split payable in the form of a stock dividend to shareholders of record on May 20, 1997. No cash dividends have been declared on the Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

		H&Q Computer Hardware
	Western Digital Corp.	Index	S&P 500 Index

6/30/94	100.00	100.00	100.00
7/1/95	137.22	175.51	126.73
6/29/96	204.85	207.14	159.41
6/28/97	496.12	317.35	214.85
6/27/98	185.44	450.00	279.21
7/3/99	105.09	776.59	346.00

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the directors and executive officers of the Company and persons who own more than ten percent (10%) of the Company’s Common Stock are required to report their initial ownership of the Company’s equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during fiscal year 1999. To the Company’s knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during fiscal year 1999 and the responses to annual directors and officers questionnaires, all of these reports were timely filed.

CERTAIN TRANSACTIONS AND OTHER MATTERS

      The Company made a loan to Mr. Haggerty of $375,000 on June 10, 1998, which Mr. Haggerty repaid in full (including interest at 7 1/2%) on August 18, 1998.

      The Company made a loan to Mr. Stern of $200,000 on March 19, 1999, which Mr. Stern repaid in full (including interest at 5%) on July 1, 1999.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE

1993 EMPLOYEE STOCK PURCHASE PLAN

General

      The Company seeks shareholder approval of an amendment to its 1993 Employee Stock Purchase Plan to authorize issuance of an additional 4,000,000 shares of the Company’s Common Stock. The ESPP was adopted with shareholder approval in 1993 and amended by the shareholders in 1996 and 1997 to authorize issuance of an additional 1,500,000 shares and 2,000,000 shares, respectively, of Common Stock. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

      As of July 31, 1999, employees had purchased 5,990,346 shares of the Company’s Common Stock under the ESPP. Approximately 2,400 employees are currently enrolled in the ESPP. The purpose of the ESPP is to maintain competitive equity compensation programs and to provide an incentive for employees of the Company to acquire a proprietary interest in the Company through the purchase of Common Stock and, therefore, more closely align the interests of the employees and the shareholders. The Board believes that the proposed increase in the number of shares issuable under the ESPP is necessary and appropriate at this time, in order for the Company to continue offering the ESPP to its current and future employees.

      The following is a brief summary of the principal features of the ESPP. The summary is qualified by and subject to the full text of the ESPP (as proposed to be amended) attached hereto as Exhibit A.

Summary

      The Board of Directors has appointed the Compensation Committee of the Board (the “Committee”) which consists of not less than three non-employee directors, as the administrator of the ESPP. The Board may at any time amend or terminate the ESPP, except that no amendment may be made that would cause the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. Subject to certain limitations imposed by Section 423 of the Code, any person who is employed by the Company (or any of its majority-owned subsidiaries that are not excluded from participation by the Committee) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP, provided that the employee is employed on the first day of an offering period. The ESPP has a series of 24-month offering periods (each, an “Offering Period”) commencing on each February 1 and August 1. The last day of each six-month exercise period during each Offering Period under the ESPP, i.e., each July 31 and January 31, is an exercise date under the ESPP. The purchase price per share is equal to the lower of 85% of the fair market value of the Company’s Common Stock on the date of commencement of a 24-month Offering Period or 85% of the fair market value of the Common Stock on the exercise date of the option. The fair market value of the Common Stock on a given date is the closing price of the Common Stock on the New York Stock Exchange on said date.

      The purchase price of the shares is accumulated by payroll deductions during an Offering Period. The deductions may be any whole percentage amount between 1% and 10% of a participants eligible compensation on each payroll date during the Offering Period. A participant may discontinue his or her participation in the ESPP at any time during the Offering Period. In addition, a participant may, no more than four times in any calendar year, reduce or increase the rate of payroll deductions.

      On the first day of each Offering Period, each eligible employee enrolled in the ESPP is granted an option to purchase on each exercise date during the Offering Period up to the number of shares of Common Stock determined by dividing the amount of the participants total payroll deductions to be accumulated during each exercise period during the Offering Period by 85% of the lower of the fair market value of the Common Stock at the beginning of the Offering Period or on the exercise date, subject to certain limitations specified in the ESPP. Options to purchase Common Stock under the ESPP may not be transferred by a participant other than by will or under the laws of descent and distribution and may be exercised during a participants lifetime only by the participant. A participants interest in a given offering may be terminated in whole, but not in part, at any time prior to the end of the applicable Offering Period. Failure to remain in the continuous employ of the Company or its majority-owned subsidiaries for at least 20 hours per week during an Offering Period will be deemed to be a withdrawal from that offering.

      In the event any change is made in the Company’s capitalization, such as a reorganization, restructuring, reclassification, stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock or a change of Common Stock into or an exchange of Common Stock for a different number or kind of shares, appropriate adjustments will be made to the shares subject to purchase under the ESPP and in the purchase price per share. In the event of a dissolution or liquidation of the Company, any options outstanding under the ESPP will terminate unless the Committee determines otherwise. If all or substantially all of the assets of the Company are sold or if the Company is merged with or into another corporation, outstanding options under the ESPP will be assumed or equivalent options will be substituted unless the Committee elects to permit all outstanding options (including those not then otherwise exercisable) to be exercised immediately prior to the sale or merger.

      Since the ESPP is designed to qualify under Sections 421 and 423 of the Code, no income will be taxable to a participant at the time of the grant of the option or purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax; the amount of the tax will depend upon the participants holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares.

      The foregoing is a brief description of the federal income tax treatment that will generally apply to shares purchased under the ESPP, based on federal income tax laws in effect on the date of this Proxy Statement. The exact federal income tax treatment of shares purchased under the ESPP will depend on the specific circumstances of the participant. No information is provided herein with respect to estate, inheritance, gift, state or local tax laws, although there may be certain tax consequences upon the disposition of any acquired shares under those laws.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares of the Company’s Common Stock represented in person or by proxy at the Meeting and entitled to vote is required for approval of the amendment to the Company’s 1993 Employee Stock Purchase Plan. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE AMENDMENT TO THE COMPANY’S 1993 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      By selection of the Company’s Board of Directors, the international accounting firm of KPMG LLP, certified public accountants, has served the Company as its auditors since its incorporation in 1970. The Board of Directors has again selected KPMG LLP to serve as the Company’s independent accountants for the fiscal year ending July 1, 2000. Their selection is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent accountants by the affirmative vote of a majority of the shares represented and voted at the Meeting. If the shareholders do not ratify this selection, the Board of Directors will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new auditors upon recommendation of the Audit Committee.

      One or more representatives of KPMG LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3 TO RATIFY THE SELECTION OF KPMG LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 1, 2000.

SHAREHOLDER PROPOSALS FOR 2000

      Shareholder proposals which are intended to be presented by such shareholders at the Company’s 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company’s principal executive offices no later than Monday, June 12, 2000, in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority at the 2000 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal between July 12, 2000 and September 10, 2000 (assuming that the Company’s 2000 Annual Meeting will be held on November 9, 2000) and the shareholder satisfies the other requirements of Rule 14a-4(c). In addition, the Company’s Bylaws require that, among other things, such shareholders give written notice of any proposal or the nomination of a director to the Secretary of the Company not less than 60 days nor more than 120 days prior to scheduled Annual Meeting of Shareholders. Shareholder proposals or the nominations for director that do not meet the notice requirements of the Company’s Bylaws will not be acted upon at the 2000 Annual Meeting.

OTHER MATTERS

      The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments and postponements thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment. The Company believes that the Internet voting procedures that have been made available through ADP Investor Communications Services are consistent with the requirements of applicable law.

ANNUAL REPORTS

      The Company’s 1999 Annual Report on Form 10-K has been mailed to shareholders and posted on the Internet concurrently with this Proxy Statement, but such report is not incorporated herein and shall not be deemed to be a part of this proxy solicitation material.

EXPENSES OF SOLICITATION

      The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy/ voting instruction card, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by the Company. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must borne by the shareholder. Proxies may be solicited in person or by telephone, facsimile or other means of communication by certain of the directors, officers, and regular employees of the Company who will not receive any additional compensation for such solicitation. The Company will reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Irvine, California

October 8, 1999

      SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND, DATE, SIGN AND RETURN THE ENCLOSED PROXY/ VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE. SHAREHOLDERS MAY ALSO VOTE BY TELEPHONE OR VIA THE INTERNET. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

EXHIBIT A

WESTERN DIGITAL CORPORATION

AMENDED AND RESTATED
1993 EMPLOYEE STOCK PURCHASE PLAN

      The Western Digital Corporation 1993 Employee Stock Purchase Plan (the “Plan”) shall be established and operated in accordance with the following terms and provisions.

      1. Definitions.

      As used in the Plan the following terms shall have the meanings set forth below:

      (a)  “Board” means the Board of Directors of the Company.

      (b)  “Code” means the Internal Revenue Code of 1986, as amended.

      (c)  “Committee” means the committee appointed by the Board to administer the Plan as described in Section 4 below.

      (d)  “Common Stock” means the Common Stock, $0.01 par value, of the Company.

      (e)  “Company” means Western Digital Corporation, a Delaware corporation.

      (f)  “Continuous Employment” means the absence of any interruption or termination of service as an Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

      (g)  “Eligible Compensation” means, with respect to each Participant for each pay period, the full salary and wages paid to such Participant by the Company or a Participating Subsidiary, including commissions, bonuses (to the extent not excluded below), overtime pay and shift differentials. Except as otherwise determined by the Committee, “Eligible Compensation” does not include

(i) any amounts contributed by the Company or a Participating Subsidiary to any pension plan or plan of deferred compensation,

(ii) any automobile or relocation allowances (or reimbursement for any such expenses),

(iii) any amounts paid as a starting bonus or finders fee,

(iv) any amounts realized from the exercise of qualified or non-qualified stock options, or

(v) any amounts paid by the Company or a Participating Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, such as cash-out of credits generated under a plan qualified under Code Section 125.

      (h)  “Eligible Employee” means an Employee who is eligible to participate in the Plan as described in Section 5 below.

      (i)  “Employee” means any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Participating Subsidiaries.

      (j)  “Enrollment Date” means the first day of each Offering Period.

      (k)  “Exercise Date” means each July 31 and January 31 during each Offering Period.

      (l)  “Exercise Period” means a period commencing on February 1 and terminating on the following July 31 or commencing on August 1 and terminating on the following January 31.

      (m)  “Exercise Price” means the price per share of shares offered in a given Offering Period determined as provided in Section 10 below.

      (n)  “Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

      (o)  “Offering Period” means a period of twenty-four (24) months during which an option granted pursuant to the Plan may be exercised. A new Offering Period shall begin on each February 1 and August 1.

      (p)  “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

      (q)  “Participating Subsidiary” means any Subsidiary other than a Subsidiary excluded from participation in the Plan by the Committee, in its sole discretion.

      (r)  “Plan” means this Western Digital Corporation 1993 Employee Stock Purchase Plan.

      (s)  “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.

      2. Purpose of the Plan.

      The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

      3. Shares Reserved for the Plan.

      There shall be reserved for issuance and purchase by Employees under the Plan an aggregate of 11,000,000 shares of Common Stock, subject to adjustment as provided in Section 15 below. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

      4. Administration of the Plan.

      (a)  The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall consist of not less than 3 members of the Board who are not officers or employees of the Company or of any of its Subsidiaries and who are disinterested persons within the terms of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons.

      (b)  The Committee may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

      5. Eligibility to Participate in the Plan.

      Subject to limitations imposed by Section 423(b) of the Code, any Employee who is employed by the Company or a Participating Subsidiary on an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

      6. Offering Periods.

      The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on each February 1 and August 1 during the term of the Plan. The first such Offering Period shall commence on February 1, 1994, or as otherwise determined by the Committee. The Committee shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

      7. Election to Participate in the Plan.

      (a)  Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless another time for filing the enrollment form is set by the Committee for all eligible Employees with respect to a given Offering Period. An Eligible Employee may participate in an Offering Period only if, as of the Enrollment Date of such Offering Period, such Employee is not participating in any prior Offering Period which is continuing at the time of such proposed enrollment.

      (b)  Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12.

      (c)  Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the last Exercise Date of such Offering Period (the “Prior Offering Period”) shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the expiration or termination of the Prior Offering Period.

      (d)  The Committee, in its discretion, may terminate the participation of all Participants in any Offering Period as of the last day of any Exercise Period (a “Termination Date”) and enroll such Participants in the new Offering Period commencing immediately following such Termination Date if the Exercise Price determined as of the Enrollment Date for such new Offering Period is lower than the Exercise Price determined as of the Enrollment Date of the Offering Period for which the Participants participation is being terminated. In such event, each of such Participants shall be deemed for purposes of this Plan (i) to have elected to participate in such new Offering Period and (ii) to have authorized the same payroll deduction for such new Offering Period as was in effect for such Participant immediately prior to the Termination Date.

      8. Payroll Deductions.

      (a)  All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount of from 1% to 10% of the Eligible Compensation which the Participant receives on each payroll date during such Offering Period. The amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participants Eligible Compensation.

      (b)  All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participants account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

      (c)  A Participant may discontinue participation in the Plan as provided in Section 12. A Participant may at any time during an Offering Period (but no more than four times in any calendar year) reduce or increase (subject to the limitations of Section 8(a) above) the rate of his or her payroll deductions by completing and filing with the Company a change notice in the form provided by the Company. Any such reduction in the rate of a Participants payroll deductions shall be effective as of the pay period specified by the Participant in the

Participants change notice, but in no event sooner than the first pay period ending more than fifteen (15) days after the Participant files the change notice with the Company. Any such increase in the rate of a Participant’s payroll deductions shall be effective as of the first date of the next Exercise Period within such Offering Period.

      9. Grant of Options.

      (a)  On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 9(b) hereof, each Eligible Employee shall be granted an option to purchase on each Exercise Date during such Offering Period (at the Exercise Price determined as provided in Section 10 below) up to a number of shares of the Company’s Common Stock determined by dividing such Employees payroll deductions accumulated during the Exercise Period ending on such Exercise Date by 85% of the fair market value of a share of the Company’s Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower, provided that the number of shares subject to the option shall not exceed five (5) times the number of shares determined by dividing 10% of the Employees Eligible Compensation over the Offering Period (determined based upon the Eligible Employees rate of Eligible Compensation in effect as of the Enrollment Date) by 85% of the Fair Market Value of a share of the Company’s Common Stock on the Enrollment Date.

      (b)  Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Employees rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

      10. Exercise Price.

      The Exercise Price of each of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock of the Company on the Enrollment Date; or (ii) 85% of the Fair Market Value of a share of the Common Stock of the Company on the applicable Exercise Date.

      11. Exercise of Options.

      Unless a Participant withdraws from the Plan as provided in Section 12, the Participants option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participants account. Any amount remaining in the Participants account after an Exercise Date shall be held in the account until the next Exercise Date in such Offering Period, unless the Offering Period has been over-subscribed or has terminated with such Exercise Date, in which event such amount shall be refunded to the Participant.

      12. Withdrawal; Termination of Employment.

      (a)  A Participant may withdraw all but not less than all of the payroll deductions credited to the Participants account under the Plan at any time by giving written notice to the Company. All of the Participants payroll deductions credited to the Participants account will be paid to him promptly after receipt of the Participants notice of withdrawal, the Participants participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the open enrollment period preceding the commencement of an Exercise Period directing the Company to resume payroll deductions.

      (b)  Upon termination of the Participants Continuous Employment prior to the Exercise Date of an Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participants account will be returned to the Participant or, in the case of death, to the Participants estate, and the Participants options to purchase shares under the Plan will be automatically terminated.

      (c)  In the event an Employee fails to maintain Continuous Employment for at least twenty (20) hours per week during an Offering Period in which the Employee is a Participant, the Employee will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Employees account will be returned to the Employee, and the Employees options to purchase shares under the Plan will be terminated.

      (d)  A Participants withdrawal from an Offering Period will not have any effect upon the Participants eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

      13. Transferability.

      Options to purchase Common Stock granted under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during a Participants lifetime only by the Participant.

      14. Reports.

      Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees semi-annually promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

      15. Adjustments Upon Changes in Capitalization.

      (a)  If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustment shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

      (b)  In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

      (c)  In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 15, and the Committees actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 15.

      16. Amendment of the Plan.

      The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval if required.

      17. Termination of the Plan.

      The Plan and all rights of Employees hereunder shall terminate:

(a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

(b) at any time, at the discretion of the Board.

      In the event that the Plan terminates under circumstances described in Section 17(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

      18. Notices.

      All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      19. Shareholder Approval.

      Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon.

      20. Conditions Upon Issuance of Shares.

      (a)  The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

      (b)  The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state income tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

October 8, 1999

TO:	Participants in the Western Digital Corporation

Retirement Savings and Profit Sharing Plan

      As a participant in the Western Digital Corporation Retirement Savings and Profit Sharing Plan, you have the right to vote the shares of Western Digital common stock allocated to your account.

      To allow you to do this, we are enclosing a proxy/voting instruction card, which when completed will give instructions to the trustee of the plan, T. Rowe Price Trust Company, on how you wish your shares to be voted. Also enclosed are an Annual Report on Form 10-K and Proxy Statement which explains the issues being presented for shareholder approval at the Annual Meeting of Shareholders to be held on November 18, 1999.

      In addition to the election of directors and the ratification of the selection of KPMG LLP as independent accountants, the Company is asking for your approval of the following proposal:

Approval of the amendment to the Company’s 1993 Employee Stock Purchase Plan to authorize and reserve for issuance an additional 4,000,000 shares as described in the proxy statement.

      Your Board of Directors unanimously recommends that you vote FOR each of these proposals.

      As a stock owner in Western Digital, ONLY YOU (through the trustee) CAN VOTE YOUR SHARES. No one else has that right. If you do not provide the trustee with voting instructions, your shares will not be voted unless you attend the Annual Meeting and vote in person. Therefore, it is important that your shares, no matter how large or small the amount, be represented at the Annual Meeting of Shareholders.

      Please take the time to complete the enclosed card and return it in the enclosed, pre-addressed envelope as soon as possible.

Thank you for your cooperation.

Michael A. Cornelius

[WESTERN DIGITAL CORPORATION LETTERHEAD]

[Date]

[Name]

[Address]

Dear [Name]:

      Since your organization is a substantial investor in the Common Stock of Western Digital Corporation, I am enclosing with this letter a copy of the Notice of Annual Meeting, Proxy Statement, Proxy/ Voting Instruction Cards and Annual Report on Form 10-K for the upcoming Annual Meeting of Shareholders, to be held on Thursday, November 18, 1999. Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of these materials at the same time they are being sent to holders of record.

      Any comments or questions you may have concerning the proposals described in the Proxy Statement are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at [phone number].

      On behalf of our Board of Directors and all the people at Western Digital Corporation, thank you for your continued interest and support.

Sincerely,

/s/ ROBERT J. BLAIR

Robert J. Blair
Vice President, Investor Relations

WAIT! THERE’S AN EASIER WAY TO SUBMIT YOUR PROXY.	[LOGO]
24 Hours a Day — 7 Days a Week

SUBMIT YOUR PROXY BY TELEPHONE

It’s fast, convenient, and your submission is

immediately confirmed and posted

CALL TOLL-FREE ON A TOUCH-TONE PHONE

1-800-690-6903

JUST FOLLOW THESE FOUR EASY STEPS:

                1. Read the accompanying Proxy Statement and proxy card.

                2. Call the toll-free number 1-800-690-6903.

                3. Enter your 12-digit Control Number located on your proxy card.

                4. Follow the simple recorded instructions.

YOUR VOTE IS IMPORTANT!

CALL 1-800-690-6903

24-HOURS A DAY

SUBMIT YOUR PROXY BY INTERNET

It’s fast, convenient, and your submission is

immediately confirmed and posted

GO TO WEBSITE:

www.proxyvote.com

JUST FOLLOW THESE FOUR EASY STEPS:

                1. Read the accompanying Proxy Statement and proxy card.

                2. Go to website: www.proxyvote.com.

                3. Enter your 12-digit Control Number located on your proxy card.

                4. Follow the simple instructions.

YOUR VOTE IS IMPORTANT!

Go to www.proxyvote.com.

24-HOURS A DAY

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR

PROXY CARD.

THANK YOU FOR YOUR PROXY SUBMISSION

[Western Digital Logo]

Proxy Services

P.O. Box 9079
Farmingdale, NY 11735

VOTE BY PHONE — 1-800-690-6903

     Use any touch-tone telephone to transmit your voting instructions. Have your proxy/ voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET — www.proxyvote.com

     Use the Internet to transmit your voting instructions. Have your proxy/ voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to vote your proxy.

VOTE BY MAIL

     Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelop we have provided or return to Western Digital Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

     Please sign your name exactly as it appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/ VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS.

WESDIG      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/ VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

WESTERN DIGITAL CORPORATION

     The Board of Directors recommends a vote FOR the following proposals:

     1. Election of Directors

01)  CHARLES  A.  HAGGERTY, 02)  I.M.  BOOTH, 03)  ANDRE  R.  HORN,

04)  ANNE  O.  KRUEGER, 05)  THOMAS  E.  PARDUN, 06)  JAMES A. ABRAHAMSON
AND 07) PETER D. BEHRENDT
For All  [   ]        Withheld All  [   ]       For All Except:  [   ]

     To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

Vote on Proposals

2.	APPROVAL OF THE AMENDMENT TO THE COMPANY’S 1993 EMPLOYEE STOCK PURCHASE PLAN TO AUTHORIZE AND RESERVE FOR ISSUANCE AN ADDITIONAL 4,000,000 SHARES AS DESCRIBED IN THE PROXY STATEMENT.

FOR  [   ]        AGAINST  [   ]        ABSTAIN  [   ]

3.	RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

FOR  [   ]        AGAINST  [   ]        ABSTAIN  [   ]

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature (PLEASE SIGN WITHIN BOX)
Date

Signature (Joint Owners)
Date

WESTERN DIGITAL CORPORATION

8105 Irvine Center Drive
Irvine, CA 92618

THIS PROXY/ VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS

      The undersigned hereby appoints Charles A. Haggerty and Michael A. Comelius, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the other side all the shares of Common Stock of Western Digital Corporation held of record by the undersigned on September 22, 1999, at the Annual Meeting of Shareholders to be held on November 18, 1999, and at any postponements or adjournments thereof. The proposals referred to on the other side are described in the Proxy Statement, dated as of October 8, 1999, which is being delivered in connection with the Annual Meeting.

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

(Important, please sign on other side)